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                                                                Exhibit 10.37.2

                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

      Second Amendment to Employment Agreement made as of the 1st day of April, 1998, between Filene's Basement, Inc., a Massachusetts corporation, having its executive offices and a principal place of business in Wellesley, Massachusetts (the "Employer") and Steven R. Siegel of Weston, Massachusetts (the "Employee")

      WHEREAS, the Employer and the Employee have entered into an agreement dated as of July 11, 1994, and which was amended by an instrument in writing dated as of January 15, 1996, relating to the employment of the Employee by the Employer (the entire document as amended to be referred to as the "Employment Agreement" and amendment dated as of January 15, 1996 to be referred to as the "First Amendment"); and

      WHEREAS, the Employee and Employer have agreed to further modify the terms of the Employment Agreement as set forth in this Second Amendment;

      NOW, THEREFORE, the Employer and Employee hereby agree as follows:

      1. Section 1 of the First Amendment is amended by changing the reference to "twenty-four (24) months" wherever it appears so that it shall instead be a reference to "thirty-six (36) months", so that any payment due or any benefits that are to be continued under the Employment Agreement shall be determined with respect to and continued for a period of thirty-six (36) months.

      2. Article I of the Employment Agreement is amended by adding a new
Section 1.4 that shall read as follows in its entirety:

      1.4 Termination. If the Employee's employment is terminated without cause (as defined in Section 1.3(a)) then the Employer shall (a) pay Employee (i) any accrued but unpaid compensation, including any bonus, and (ii) the base compensation the Employee was receiving prior to such termination, until the Expiration Date under Section 2.4; and (b) cause all the Employee's stock options to become immediately and fully vested and exercisable until the Expiration Date. In addition until the Expiration Date, all benefits, including, without limitation, medical, life insurance, accident, disability or health benefits, shall be continued for Employee (and his family) in a manner substantially similar those provided prior to such termination.

      3. Section 2.4 of the Employment Agreement shall be restated in its entirety as follows:

      "2.4 Commencing on July 11, 1995 and on each day thereafter ("Renewal Date") the Expiration Date shall be automatically extended to the third anniversary of


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such Renewal Date (the "Extension Period"). References herein to the Expiration
Date shall be deemed to refer to the Expiration Date as extended from time to time and references to the Extension Period shall be deemed to refer to the period ending on the Expiration Date as so extended."

      IN WITNESS WHEREOF, this Second Amendment has been executed as of the date first above written.

                                    FILENE'S BASEMENT, INC.


                                    BY: /s/ Samuel Gerson
                                        -------------------


                                        /s/ Steven R. Siegel
                                        --------------------
                                        Steven R. Siegel


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